Report of Independent Registered Public Accounting
Firm


To the Shareholders and Trustees of
Vanguard Short-Term Treasury Fund, Vanguard Short-
Term Federal Fund, Vanguard Intermediate-Term Treasury
Fund, Vanguard Long-Term Treasury Fund, Vanguard
Inflation Protected Securities Fund, Vanguard GNMA
Fund, Vanguard Long-Term Investment-Grade Fund,
Vanguard Intermediate-Term Investment-Grade Fund,
Vanguard High-Yield Corporate Fund and Vanguard Short-
Term Investment-Grade  Fund

In planning and performing our audits of the financial statements of the Vanguard Short-Term Treasury Fund,
Vanguard Short-Term Federal Fund, Vanguard
Intermediate-Term Treasury Fund, Vanguard Long-Term
Treasury Fund, Vanguard Inflation Protected Securities
Fund, Vanguard GNMA Fund, Vanguard Long-Term
Investment-Grade Fund, Vanguard Intermediate-Term Investment-Grade Fund, Vanguard High-Yield Corporate
Fund and Vanguard Short-Term Investment-Grade Fund (comprising the Vanguard Fixed Income Securities Funds, the "Funds") for the year ended January 31, 2005, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United
States). A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving internal control and their operations, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of January 31, 2005.

This report is intended solely for the information and use of the Trustees, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.





PricewaterhouseCoopers, LLP
March 11, 2005

1

2